Exhibit 16.1




United States Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of the Current Report on Form 8-K of Cypost Corporation dated October 30, 2002 to be filed with the Securities and Exchange Commission and agree with the statements made therein insofar as they relate to the accounting firm of Good Swartz Brown & Berns LLP. We have no basis on which to comment on the last paragraph and on any other references to Kingery, Crouse and Hohl, P.A.




/s/ Good Swartz Brown & Berns LLP
Los Angeles, California
October 30, 2002


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